Exhibit 16.2

December 18, 2003


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated December 16, 2003 of Warp Technology Holdings, Inc. and are in agreement with the statements contained in paragraphs 4(a)(i) through (vi), exclusive of paragraph 4(a) (iii), of Item 4 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.



                                                          /s/ Ernst & Young LLP